EXHIBIT 11

            LEWIS GALOOB TOYS, INC. AND SUBSIDIARIES

               COMPUTATION OF EARNINGS PER SHARE


                                                           YEAR ENDED DECEMBER 31
                                               --------------------------------------------
                                                  1995           1994            1993
                                                  ----           ----            ----
PRIMARY EARNINGS:
----------------
Net earnings (loss) applicable to
 common shares ($000)                             $ 6,272         $25,297       $(14,051)
                                                  =======         =======       ========

Average shares of common stock
 outstanding during the period                 10,071,304       9,852,673      9,548,422

Add: Incremental shares from assumed
 exercise of stock options and warrants           380,146         258,439            --
                                                 --------        --------     ----------

                                               10,451,450      10,111,112      9,548,422
                                               ==========      ==========     ==========

Net earnings (loss) per common
 share -- primary                                 $  0.60         $  1.51       $  (1.47)
                                                  =======         =======       ========

FULLY DILUTED EARNINGS:
----------------------
Net earnings (loss) applicable to
 common shares ($000)                             $ 6,272         $15,297       $(14,051)

Add: Preferred stock dividends:
 Paid ($000)                                           --              --             --
 In arrears ($000)                                  3,127           3,127          3,127
Add: Interest on Debentures ($000)                  1,030           1,072            137
                                                  -------         -------       --------
                                                  $10,429         $19,496       $(10,787)
                                                  =======         =======       ========

Average shares of common stock
 outstanding during the period                 10,071,304       9,852,673      9,548,422

Add: Incremental shares from assumed
 exercise of stock options and warrants           444,409         261,458        236,825

Add: Shares issuable upon assumed
 conversion of Preferred Stock                  2,180,148       2,180,148      2,180,148

Add: Shares issuable upon assumed
 conversion of 8% Convertible
 Subordinated Debentures, weighted              1,511,879       1,511,879        186,396
                                               ----------      ----------     ----------
                                               14,207,740      13,806,158     12,151,791
                                               ==========      ==========     ==========

Net earnings (loss) per common
 share -- Fully diluted                           $    (A)        $  1.41             (A)
                                                  =======         =======       ========

---------------
(A) Anti dilutive, therefore fully diluted earnings per share is same as primary earnings per share, $0.60 and $(1.47) for 1995 and 1993, respectively.